Exhibit 10.5

                              First Ipswich Bancorp
                                31 Market Street
                          Ipswich, Massachusetts 01938

                                                        __________________, 2004

Mr. Donald P. Gill
7 Beverly Commons, Apt. 3
Salem Building
Beverly, MA 01915

Dear Mr. Gill:

      First Ipswich Bancorp (the "Company") considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel of the Company and its subsidiary, The First National Bank of Ipswich (the "Bank"). The Board of Directors of the Company (the "Board"), recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

      The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's and the Bank's management, including yourself, to their assigned duties in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company. The continued performance of your duties as an officer of the Bank may require your strenuous opposition to such a threatened change in control of the Company which, in the judgment of the Board, may not be in the best interests of the Company and its stockholders, and your opposition to a threatened change of control could prevent or inhibit you from effectively continuing your duties as an officer of the Bank should such a change of control occur.

      In order to induce you to remain in the employ of the Company and the Bank and in consideration of your agreement set forth in Subsection 2(c) hereof, this Agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company and the Bank, or either or both of them as applicable (the "Employer") is terminated under the circumstances described below.

      1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through March 31, 2007; provided, however, that commencing on March 31, 2005 and each March 31 thereafter, the term of this Agreement shall automatically be extended for one additional year unless during the 90-day period ending on the next previous March 31, the Company shall have given notice that it does not wish to extend this Agreement. However, if a Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such Change in Control occurred. In addition, if a Potential Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond the month in which said Potential Change in Control occurred notwithstanding notice from the Company that it does not wish to extend the Agreement.

      2. Change in Control.

            (a) For purposes of this Agreement, a "Change in Control" of the Company shall occur if the Raymond Family shall cease to own, in the aggregate, at least 51% of the common stock of the Company or, if applicable, at least 51% of the common stock of the surviving entity in any merger, consolidation or reorganization to which the Company is a party, the entity to which all or substantially all of the assets of the Bank or the Company are sold, or the entity which assumes all or substantially all of the deposits of the Company. The "Raymond Family" shall mean Neil St. John Raymond, his spouse, issue and their spouses, and trusts of which any of the described persons is a beneficiary, which shall include trusts or custodianship arrangements under retirement plans, and custodian, nominee, agency or similar arrangements created by or which benefit any of the described persons.

            (b) For purposes of this Agreement, a "Potential Change in Control" of the Company shall have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company, (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and other than the Raymond Family, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (iv) the Board adopts a


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

resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

      3. Termination Following a Change in Control or a Potential Change in Control. If any of the events described in Subsection 2 hereof constituting a Change in Control or a Potential Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the termination of your employment by the Employer, or by you, within thirty-six
(36) months after a Change in Control, or within the 12 month period after a Potential Change in Control, unless such termination is (a) because of your death, (b) by the Employer for Cause or Disability (as hereafter defined), or
(c) by you other than for Good Reason. In the event the term of the Employment Agreement would otherwise expire during such 36 or 12-month period, it shall be extended to the end of such 36 or 12-month period. Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. "Disability" and "Cause" shall have the meanings provided in the Employment Agreement between Executive and the Company of even date, as the same may from time to time be amended, (the "Employment Agreement") whether or not such agreement is in effect at the time of application, and "Good Reason," "Notice of Termination" and "Date of Termination" shall have the meanings set forth below:

            (i) Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control or Potential Change in Control of the Company of any of the circumstances constituting "Good Reason" pursuant to the Employment Agreement or any of the following circumstances without your express written consent unless, in the case of paragraphs (a), (e), (f), (g) or
(h), such circumstances are fully corrected retroactive to the original effective date of such circumstances prior to the Date of Termination specified in the Notice of Termination, as defined in this section 3, given in respect thereof:

            (a) the assignment to you of a title of less than President or the assignment to you of any duties inconsistent (except in the nature of a promotion) with the position in the Employer held immediately prior to the Change in Control or Potential Change in Control, or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control or Potential Change in Control of the Company;


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

            (b) a reduction by the Employer in your annual base salary as in effect immediately prior to the Change in Control or Potential Change in Control of the Company or as the same may be increased from time to time;

            (c) the relocation of the office where the Company requires you to be based to a location more than forty (40) miles from its present headquarters in Ipswich, Massachusetts, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

            (d) the failure by the Company, without your consent, to pay to you any portion of your current compensation, within seven (7) days of the date such compensation is due;

            (e) the failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the Change in Control or Potential Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control or Potential Change in Control;

            (f) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the profit sharing plans, life insurance, medical, health and accident, disability or other employee benefit plans in which you were participating at the time of the Change in Control or Potential Change in Control of the Company, the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control or Potential Change in Control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control or Potential Change in Control of the Company;

            (g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

            (h) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements


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

specified below (and, if applicable, the requirements of the Employment Agreement as to terminations for Cause); for purposes of this Agreement, no such purported termination shall be effective.

            (ii) Notice of Termination. Any purported termination of your employment by the Employer or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

            (iii) Date of Termination. "Date of Termination" shall mean (a) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is terminated for Cause pursuant to the Employment Agreement, the date specified in the Notice of Termination, and (c) if your employment is terminated for Good Reason or for any other reason, the date on which a Notice of Termination is given; provided that if within fifteen
(15) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). Any such dispute shall extend periods for termination following a Change in Control or a Potential Change in Control set forth in the first sentence of this Section 3.

      4. Compensation Upon Termination or During Disability. Following a Change in Control or a Potential Change in Control of the Company, upon termination of your employment you shall be entitled to the following benefits:

            (a) During any period that you fail to perform your duties as an employee as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary until your employment is terminated in accordance with the Employment Agreement, and you shall thereupon be compensated as provided in the Employment Agreement.

            (b) If your employment is terminated for Cause, your compensation shall be as provided in the Employment Agreement.


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

            (c) If your employment shall be terminated (i) by the Employer other than for death, Cause or Disability, or (ii) by you for Good Reason, then the Company shall pay you, in lieu of any further salary or bonus payments to you for periods subsequent to the Date of Termination, the following:

                  (i) a lump sum severance payment (the "Severance Payment") equal to the product of (i) your Average Annual Base Compensation multiplied by
(ii) the number three, less one dollar. For purposes of this Agreement, Average Annual Base Compensation shall be the average of the total annual compensation paid or deemed paid for Federal income tax purposes to you by the Company and including such other adjustments as may be required or allowed by the Regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), for the five years preceding a Change in Control or for such fewer number of years as you have been employed by the Company. Notwithstanding the foregoing, if any payment or benefit received or to be received by you in connection with a Change in Control of the Company or the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or the Bank, any person whose actions result in a Change in Control or any person affiliated with the Company, the Bank or such person) (collectively, "Total Payments"), would not be deductible (in whole or part) under Section 280G of the Code by the Company, the Bank, an affiliate or other person making such payment or providing such benefit, the Severance Payment shall be reduced until no portion of the Total Payments is not deductible, or the Severance Payment is reduced to zero, and in the event that notwithstanding reduction of the Severance Payment to zero payments or benefits other than the Severance Payment would not be deductible under Section 280G (as aforesaid), then such other payments or benefits will likewise be reduced until no portion of the Total Payments is not deductible. For purposes of this limitation (A) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account, (B) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (c) the Severance Payment shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (A) or (B)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (A), and (D) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's


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

independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                  (ii) The Company shall also pay you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) except to the extent that the payment of such fees and expenses would not be, or would cause any other portion of the Total Payments not to be, deductible by reason of Section 280G of the Code. Such payments shall be made at the later of the times specified in paragraph (iii) below, or within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

                  (iii) The payments provided for in paragraph 4(c)(i) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in paragraph 4(c)(i), cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). Any payments provided for under this Agreement shall be paid net of any applicable withholding required under federal, state or local law.

                  (iv) Unless you are terminated for Cause or you terminate your employment other than for Good Reason, the Company shall cause the Bank to maintain in full force and effect, for your continued benefit for a period of three years, all employee welfare benefit plans and programs or arrangements in which you are entitled to participate immediately prior to the Notice of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event the Bank does not maintain such plans for your benefit or your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you would otherwise be entitled to


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

receive under such plans. Benefits otherwise receivable by you pursuant to this Subsection 4(c)(iv) shall be reduced to the extent comparable benefits are actually received by you from sources other than the Company or the Bank during the three-year period following your termination, and any such benefits actually received by you shall be reported to the Company. If the benefits provided to you under this subsection shall result in a decrease, pursuant to Subsection 4(ii) in the Severance Payment and such benefits are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, at the time of such reduction, pay to you the lesser of (x) the amount of such decrease in the Severance Payment or (y) the maximum amount which can be paid to you without being, or causing any other payment to be, nondeductible by reason of Section 280G of the Code.

            (d) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise except as specifically provided in this
Section 4.

      5. Successors; Binding Agreement.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business, and/or assets, as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise become bound by all the terms and provisions of this Agreement by operation of law.

            (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any


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amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

      6. Notices. All notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Clerk of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officers as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto, or of failure to comply with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement. All reference to sections of any statute, including the Code, shall be deemed also to refer to any successor provisions thereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. This Agreement is made under seal.

      8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of American Arbitration


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Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will cause the Bank to continue to pay, or will itself pay, your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 3(F) hereof. Amounts paid under this Section 10 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in Subsection 4(a)(ii). Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

      11. Election of Benefits. An election by you to resign after a Change of Control under the provisions of this Agreement will not constitute a breach by you of the Employment Agreement, and you will not be deemed to have voluntarily terminated your employment for purposes of interpreting the provisions of any benefit plans, programs or policies. Nothing in this Agreement will be construed to limit your rights under the Employment Agreement or any other agreement governing your employment with the Company or the Bank, provided, however, that if there is a termination under Section 3 hereof, you may elect either to receive the severance payment provided under Section 4 hereof or such termination monetary payments as you may have under any such employment agreement, but may not elect to receive both. Election to receive the severance payment provided in this agreement will not impair any right you may have to continuation of insurance and other fringe benefits to the extent provided in any employment agreement.

      If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                              FIRST IPSWICH BANCORP


                              By:
                                 ----------------------------------------
                                 Its

Agreed:


----------------------------
Donald P. Gill


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